Exhibit 99.1

NEWS
Contacts:

Investors/Analysts: Brian J. Radecki - Chief Financial Officer (301) 664-9132 bradecki@costar.com Media: Timothy J. Trainor - Communications Director (301) 280-7695 ttrainor@costar.com

CoStar Group, Inc. Announces Second Quarter 2008 Results

Quarterly Net Income Up 363% Year-over-Year; Company Again Raises Earnings Outlook for 2008 as Newly Launched CoStar Showcase Subscriptions Now Approximately $4 Million

BETHESDA, MD – July 15, 2008 – CoStar Group, Inc. (NASDAQ: CSGP), the number one provider of information/marketing services to the commercial real estate industry, today announced that its second quarter 2008 net income increased 363% to $5.4 million, or $0.28 per diluted share, compared to $1.2 million, or $0.06 per diluted share for the same period a year ago. EBITDA (earnings before interest, taxes, depreciation and amortization) for the second quarter of 2008 was $12.8 million, an increase of 204% compared to EBITDA of $4.2 million for the second quarter of 2007. Revenues for the second quarter of 2008 were $53.5 million compared to $47.8 million for the second quarter of 2007 and $52.3 million for the first quarter of 2008. Core U.S. subscription revenue increased 2.9% from the first quarter to the second quarter 2008, consistent with the past several quarters.

Year 2007-2008 Quarterly Results
(in millions, except per share data)
	2007				2008
	Q1	Q2	Q3	Q4	Q1	Q2

Revenues	$44.8	$47.8	$49.3	$50.8	$52.3	$53.5
EBITDA	5.0	4.2	8.0	16.8	11.5	12.8
Net income	1.8	1.2	3.3	9.7	5.0	5.4
Net income per share - diluted	0.09	0.06	0.17	0.50	0.26	0.28
Weighted average outstanding shares - diluted	19.2	19.3	19.5	19.5	19.4	19.5

“Excluding the fourth quarter of 2007 and other quarters with one-time gains, our second quarter 2008 earnings results are the strongest ever for CoStar Group, and we anticipate even stronger results in the third quarter,” said CoStar Group President and CEO Andrew C. Florance. “These results reflect our commitment to profit from accelerated earnings growth following the investments we made over the past several years expanding our market coverage in the U.S. and U.K. At this time last year, we announced our intention to dramatically increase our then-companywide 9% EBITDA margin to achieve a 30% EBITDA margin in the U.S. by the fourth quarter of 2008.  With this quarter’s results showing a 29% EBITDA margin in the U.S., we have almost reached that goal.  As a result, we are again raising our earnings outlook for the rest of this year.”

“Having established a pattern of increasing profitability driven by our strong subscription-based business model and relatively fixed cost structure, coupled with the stable demand we see for our core information products and the newly launched CoStar Showcase®, we believe we have positioned the company for sustained earnings leverage for many years,” Florance continued. “Our primary focus moving forward will be working toward $100 million of annualized EBITDA for the company by the end of 2010. We believe this goal of doubling our EBITDA is achievable based on our current revenue growth rates and current economic and commercial real estate environments.”

Demand for CoStar’s subscription-based products remained strong in the second quarter as the company executed agreements with 587 new subscribing firms, the second highest number of new subscribers the company has added in a single quarter and the most added in consecutive quarters. In addition, CoStar added approximately 785 net new paying subscribers during the quarter, for a total of 91,607. Also, the customer renewal rate for CoStar’s subscription-based services remained solid at approximately 90%.

The company also confirmed that orders for CoStar Showcase, its new marketing service that provides commercial real estate professionals with the ability to market their listings to the large business audience using the Internet to search for commercial real estate, has reached approximately $4.0 million.  To date, more than 500 firms have signed on for the new service, which just launched in the second quarter and has quickly become one of the most successful new product launches in CoStar’s history. Additionally, CoStar’s sales team has scheduled thousands of CoStar Showcase presentations and follow-up meetings with prospects across the U.S. over the next two months.  The company expects to begin recognizing revenue from CoStar Showcase contracts following the conclusion of trial periods and cancellation options offered to subscribers as part of the initial launch.

As of June 30, 2008, the company had $198.3 million in cash, cash equivalents, short-term and long-term investments. Also, as of June 30, 2008, the company had no long-term debt.

2008 Outlook

“CoStar continues to anticipate earnings growth from U.S. operations through 2008 as a result of consistent core revenue growth over a relatively fixed-cost base,” said CoStar Group Chief Financial Officer Brian J. Radecki. “Based on strong first half of the year results and our ability to execute our plan, we are raising the outlook for net income for the full year 2008 to approximately $1.10 to $1.15 per diluted share,” added Radecki.

“For the third quarter of 2008, we continue to anticipate a sequential quarterly increase in revenue of 2.0% to 4.0% and now we expect fully diluted net income per share of approximately $0.28 to $0.30,” Radecki said.

Management will conduct a conference call to discuss earnings results for the second quarter ended June 30, 2008, and the financial outlook for the third quarter of 2008 at 11:00 a.m. EDT on Wednesday, July 16, 2008.

The audio portion of the conference call will be broadcast live over the Internet at http://www.costar.com/corporate/investor/. To join the conference call by telephone, please call (888) 688-0419 from within the United States and Canada, or (706) 634-0964 from outside the United States and Canada. Refer to Conference ID 54237246. A replay of the conference call will be available approximately two hours after the live call concludes and remain available through midnight on July 30, 2008. The replay telephone number is (800) 642-1687 within the United States and Canada, or (706) 645-9291 outside the United States and Canada.  Refer to Conference ID 54237246. The replay will also be available over the Internet at http://www.costar.com/corporate/investor/ for a period of time following the call.

CoStar Group, Inc.
Condensed Consolidated Statements of Operations-Unaudited
(in thousands, except per share data)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2008	2007	2008	2007

Revenues	$53,478	$47,794	$105,742	$92,625
Cost of revenues	18,341	19,318	38,062	37,144
Gross margin	35,137	28,476	67,680	55,481

Operating expenses:
Selling and marketing	12,121	14,662	22,994	27,828
Software development	3,141	3,270	6,555	6,340
General and administrative	10,099	9,089	19,904	17,152
Purchase amortization	1,266	1,209	2,487	2,479
	26,627	28,230	51,940	53,799

Income from operations	8,510	246	15,740	1,682
Interest and other income, net	1,243	1,891	3,181	3,753
Income before income taxes	9,753	2,137	18,921	5,435
Income tax expense, net	4,318	962	8,444	2,446
Net income	$5,435	$1,175	$10,477	$2,989

Net income per share - basic	$0.28	$0.06	$0.54	$0.16
Net income per share - diluted	$0.28	$0.06	$0.54	$0.15

Weighted average outstanding shares - basic	19,311	18,952	19,280	18,928
Weighted average outstanding shares - diluted	19,508	19,348	19,470	19,284

Reconciliation of Non-GAAP Financial Measures with Net Income

Net income	$5,435	$1,175	$10,477	$2,989
Purchase amortization in cost of revenues	604	623	1,187	948
Purchase amortization in operating expenses	1,266	1,209	2,487	2,479
Depreciation and other amortization	2,464	2,149	4,942	4,164
Interest income, net	(1,243)	(1,891)	(3,181)	(3,753)
Income tax expense, net	4,318	962	8,444	2,446
EBITDA	$12,844	$4,227	$24,356	$9,273

CoStar Group, Inc.
Results of Segments-Unaudited
(in thousands)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2008	2007	2008	2007
Revenues
United States	$47,459	$41,881	$93,862	$82,062
International	6,019	5,913	11,880	10,563
Total Revenues	$53,478	$47,794	$105,742	$92,625

EBITDA
United States	$13,762	$5,754	$26,332	$11,604
International*	(918)	(1,527)	(1,976)	(2,331)
Total EBITDA	$12,844	$4,227	$24,356	$9,273

* International EBITDA includes a corporate allocation of approximately $285,000 and $975,000 for the three months ended June 30, 2008 and 2007, respectively, and $610,000 and $1,750,000 for the six months ended June 30, 2008 and 2007, respectively.

CoStar Group, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	June 30,	December 31,
	2008	2007
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$102,500	$57,785
Short-term investments	64,884	129,641
Accounts receivable, net	12,570	10,875
Deferred income taxes	4,551	2,716
Prepaid and other current assets	2,717	4,661
Total current assets	187,222	205,678

Long-term investments	30,878	-
Deferred income taxes	1,706	2,233
Property and equipment, net	21,286	24,045
Intangible and other assets, net	86,814	87,565
Deposits and other assets	1,597	2,322
Total assets	$329,503	$321,843

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$22,561	$27,863
Deferred revenue	11,361	10,374
Total current liabilities	33,922	38,237

Deferred income taxes	405	1,801

Stockholders' equity	295,176	281,805
Total liabilities and stockholders' equity	$329,503	$321,843

Reconciliation of Non-GAAP Financial Measures with 2007-2008 Quarterly Results
(in millions)
	2007				2008
	Q1	Q2	Q3	Q4	Q1	Q2

Net income	$1.8	$1.2	$3.3	$9.7	$5.0	$5.4
Purchase amortization	1.6	1.8	1.8	2.0	1.8	1.9
Depreciation and other amortization	2.0	2.1	2.3	2.5	2.5	2.5
Interest income, net	(1.9)	(1.9)	(2.1)	(2.2)	(1.9)	(1.3)
Income tax expense, net	1.5	1.0	2.7	4.8	4.1	4.3
EBITDA	$5.0	$4.2	$8.0	$16.8	$11.5	$12.8

About CoStar Group, Inc.

CoStar Group, Inc. (Nasdaq - CSGP) is the number one provider of information/marketing services to commercial real estate professionals in the United States as well as the United Kingdom. CoStar's suite of services offers customers access via the Internet to the most comprehensive database of commercial real estate information throughout the U.S. as well as in the United Kingdom and France.  Headquartered in Bethesda, MD, CoStar has approximately 1,300 people working for the company worldwide, including the largest professional research organization in the industry.  For more information, visit www.costar.com.

This news release includes "forward-looking statements" including, without limitation, statements regarding CoStar’s expectations, beliefs, intentions or strategies regarding the future. These statements are subject to many risks and uncertainties that could cause actual results to differ materially from these statements. More information about potential factors that could cause actual results to differ materially from those discussed in the forward-looking statements include, but are not limited to, those stated in CoStar's filings from time to time with the Securities and Exchange Commission, including CoStar’s Form 10-K for the year ended December 31, 2007 and CoStar’s Form 10-Q for the quarter ended March 31, 2008, under the heading “Risk Factors.”  In addition to these statements, there can be no assurance that CoStar will achieve stronger earnings results in the third quarter of 2008; that the company will achieve a 30% EBITDA margin in the U.S. by the fourth quarter of 2008; that CoStar’s pattern of increasing profitability will continue; that demand for our core information products and CoStar Showcase will remain stable; that the company is positioned for sustained earnings leverage for many years; that the company will achieve $100 million of annualized EBITDA by the end of 2010; that doubling the company’s EBITDA is achievable based on the company’s current revenue growth rates and current economic and commercial real estate environments; that the company will be able to convert CoStar Showcase subscriptions to paying subscriptions and begin recognizing revenue from those contracts following conclusion of trial periods and cancellation options; that earnings will continue to grow from U.S. operations through 2008 as a result of consistent core revenue growth over a relatively fixed cost base; that net income for the full year 2008 will be as stated in this press release; that sequential quarterly revenue growth rates for the third quarter of 2008 will be as stated in this press release; and that third quarter 2008 fully diluted net income per share will be as stated in this press release.  All forward-looking statements are based on information available to CoStar on the date hereof, and CoStar assumes no obligation to update such statements.